Exhibit 10.1

PURCHASE AND SALE AGREEMENT WITH RESERVE OF OWNERSHIP (HEREINAFTER REFERED TO AS “AGREEMENT”) ENTERED INTO BY AND BETWEEN CHEROKEE ELECTRÓNICA, S.A. DE C.V., REPRESENTED IN THIS ACT BY MESSRS. JEFFREY FRANK AND ADOLFO ARTECHE, (HEREINAFTER REFERED TO AS “SELLER”); AND INMOBILIARIA HONDARRIBIA, S.A. DE C.V., REPRESENTED IN THIS ACT BY MR. JUAN MANUEL GÓMEZ ARREOLA (HEREINAFTER REFERED TO AS “BUYER”), IN ACCORDANCE WITH THE FOLLOWING REPRESENTATIONS AND CLAUSES:

REPRESENTATIONS

I. The Seller hereby represents through its representative that as of the date hereof:

A.           It is a variable capital limited liability company (sociedad de responsabilidad limitada de capital variable), duly organized and validly existing, under the laws of the United Mexican States (hereinafter, “México”), as it is evidenced under the public deed number 20,612 dated June 8, 1988, granted before the testimony of Mr. Álvaro Villalba Valdés, Notary Public number 12 of the Judicial District of Texcoco, which first testimony was duly registered in the Public Registry of Commerce. A copy of such public deed is attached hereto as Exhibit A.

B.             As it is evidenced by public deed number 4,379 dated February 14, 2007, granted before the testimony of Mr. Jaime Maytorena Martínez-Negrete, Notary Public number 86 of the city of Guadalajara, State of Jalisco, which first testimony is pending to be registered in the Public Registry of Commerce, the execution of this Agreement was approved by means of a board of director’s meeting of the Seller. A copy of such public deed is attached hereto as Exhibit B.

C.             Its legal representative has the sufficient and necessary authority for the execution of this Agreement, authorities that as to the date hereof have not been modified, limited or revoked in any manner, as it is evidenced in the public deeds abovementioned.

D.            By means of the public deeds attached hereto as Exhibit “C”, the Seller evidences the acquisition of the real state property with a total surface area of 6,900.06 m2 (Six thousand nine hundred square meters 06/100), with a construction with a total surface area of 3,614.20 m2 (three thousand six hundred and fourteen square meters 20/100) (hereinafter, the “Property”), A copy of such public deed is attached hereto as Exhibit C.

E.              It is the owner of the assets and equipment referred to in Exhibit “D” hereof (the “Equipment”), which is currently located in the Property. The property to such Equipment is dully evidenced in the invoices which form part of such Exhibit “D” hereof.

F.              As for the date of this Agreement, the Property and Equipment are free form liens and encumbrances, nor subject to any legal procedure of any nature which may become in an obstruction for the transfer of such under this Agreement by the Buyer. The Seller evidences such condition in respect to the Property, by means of the No-Liens Certificates, which are attached hereto as Exhibit “E”.

G.             As of the date of his Agreement, the Property nor the Equipment have not been sailed, offered nor in any other way compromised in respect to its property nor use to any third party; and consequently, as of this date no legal impediment exists in order for Seller to transfer the Property and the Equipment in favor of  Buyer.

H.            As of the date of this Agreement, the Property is in compliance with all the tax payments, rights and other contributions related to the same, including without limitation, such payments in respect of property tax, electric and water services, as such are dully evidenced hereto in Exhibit “F”.

I.                 Wishes to execute this Agreement in order to transfer the title of the Property and Equipment, in favor of the Buyer, pursuant to the terms and conditions hereto.

II. The Buyer hereby represents through its representative that as of the date hereof:

A.           It is a variable capital limited liability company (sociedad de responsabilidad limitada de capital variable), duly organized and validly existing, under the laws of México, as it is evidenced according to public deed number 1,018 dated January 29, 2007, granted before the testimony of Mr. Jorge Gerardo Ortiz Monasterio, Public Broker number 43 of the state of Jalisco, which first testimony is currently pending to be registered before the Public Registry of Commerce. A copy of such public deed is attached hereto as Exhibit G.

B.             Its legal representative has the sufficient and necessary authority for the execution of this Agreement, as it is evidenced by public deed abovementioned, authorities that as to the date hereof have not been modified, limited or revoked in any manner.

C.             Wishes to execute this Agreement in order to purchase the Property and Equipment.

By means of the representations above, the parties hereby agree to enter into this Agreement, in accordance with the following:

C L A U S E S

FIRST. Purpose.

Seller hereby sells to the Buyer, and the Buyer acquires for itself, the Property and Equipment, with reserve of ownership (reserva de dominio), in its present conditions (ad corpus).

SECOND. Price

The parties hereby agree that the Buyer will pay in favor of the Seller as a purchase price for the acquisition of the Property and Equipment in the total amount of $13,500,000.00 (thirteen million and five hundred thousand pesos 00/100 M.N.) (the “Price”), which will be paid as provided in clause three below, by means of a confirmed wire transfer in immediately available funds in favor of the Seller in the following account:

Client:	Cherokee Electrónica, S.A. de C.V.
Bank:	Banco Santander-Serfin, S. A.
Account Number:	655-00742092
Account “CLABE”:	014320655007420924
Branches:	Plaza del Sol, número 4662.
City:	Guadalajara, Jalisco, México.

The parties hereby agree that the Price does not include the payment of any tax, including without limitation, the payment of the Value Added Tax (the “VAT”) as set forth by the Value Added Tax Regulation (Ley del Impuesto al Valor Agregado) in force. In consequence, Buyer hereby agrees to pay in favor of Seller at the formalization date of this Agreement before Notary Public, the amount of VAT which corresponds to the current appraisal value of the constructions over the Property (the “Construction Value”) and to the current value of the Equipment; such amounts will be withheld by Seller for its payment to the corresponding tax authorities.

In order to determine payment of the VAT over the Construction Value, the Buyer is obligated to perform all necessary acts in order to deliver to Seller, in anticipation to the formalization of this Agreement before Notary Public, of an appraisal of the construction over the Property, which shall be previously approved by the corresponding tax authorities. Additionally, the Buyer hereby agrees to pay the Seller any difference that could exist in the future regarding such payment of the VAT, in case of any change in the current applicable tax regulations or for any other reason.

THIRD. Price Payment Form

The parties hereto agree that the Price will be paid to the Seller as follows:

(i)             15% (fifteen per cent) of the Price, that is, the amount of $2,025,000.00 M.N. (Two Million Twenty five Thousand pesos 00/100 M.N.), is paid at the execution date of this Agreement to the Seller; in accordance to that, this agreement will be the receipt of payment.

(ii) 85% (eighty five per cent) remainder of the Price, that is, the amount of $11,475,000.00 M.N. (Eleven Million four hundred seventy five thousand pesos 00/100 M.N.), plus the total amount which corresponds to the VAT of the Construction Value and Equipment, will be paid to the Seller on April 30, 2007, date on which the parties will formalize this Agreement in a public instrument and will perform the delivery of the invoices which evidence the property of the Equipment.

FOURTH. Clearance of Property’s title.

Seller hereby agrees that it shall reimburse and be responsible in terms of the applicable regulation for any existing encumbrance in respect to the Property. Additionally, Seller will transfer the Property and Equipment, free form liens and encumbrances, nor subject to any legal procedure of any nature which may become in an obstruction for the transfer, in compliance with all the tax payments, rights and other contributions related to the same, including without limitation, such payments in respect of property tax, electric and water services, as it will evidence such conditions by delivering to Buyer of the corresponding documents upon formalization of this Agreement.

FIFTH. Agreement Formalization

The parties hereby agree to formalize this agreement before a Mexican Notary Public, on April 30, 2007, date in witch the Buyer will pay the Seller the remainder 85% (eighty five per cent) of the Price and the total amount which corresponds to the payment of the VAT.

The parties hereby agree that such formalization of this agreement in favor of Buyer, may be granted in favor of such third party appointed by Buyer with at least 5 days in anticipation to the formalization date of this agreement, before one of the following Mexican Notary Public, as appointed by Seller: i) Mr. Juan Carlos Vázquez Martín, Notary Public number 87 in the district of Guadalajara, Jalisco, or ii) Mr. Pablo González Vázquez, Notary Public number 35 in the district of Zapopan, Jalisco, or iii) Mr. Ernesto Macías Ávila, Notary Public number 5 in the district of Chapala, Jalisco.

The Seller hereby grants in favor of such Notary Public to be appointed, all the necessary faculties in order to perform the necessary actions for the execution of the corresponding public deed, and to obtain any authorizations which may be required under the applicable regulation.

SIXTH.  Reservation of ownership and possession

In accordance with to article 2312 of the Civil Federal Code (Codigo Civil Federal) in force, the Seller reserves for itself the ownership and possession of the property until the Buyer pays in full the Price and VAT in pursuit to the terms of this agreement.

The Parties may not sell, transfer, encumber or trespass the possession, domain, or any rights pertaining to neither the Property nor the Equipment until the Price, VAT and all other obligations arising from this Agreement are fulfilled. The Parties acknowledge knowing all the civil and criminal responsibilities and penalties which may arise from the breach of this provision. Notwithstanding the above, such prohibition shall not limit the right of Buyer to formalize this Agreement in favor of such third party appointed by it, once it has complied with all of the obligations set forth in this Agreement.

Moreover, the parties agree that the Seller reserves for itself the possession of the Property and Equipment, which shall be delivered by Seller to Buyer upon payment in full of the Price and VAT, and until this Agreement is formalized and invoices evidencing the property of the Equipment have been delivered.

SEVENTH.  Penalty.

Any of the Parties may, at its election, may anticipately terminate this Agreement, being such party entitled and able to demand the fulfillment of the obligations by the other party, or to terminate this Agreement, in any of the following events:

a)              If the Buyer tries to assign or encumber, in any form, the rights which may arise from this Agreement, without the written consent from the Seller before the formalization of this Agreement;

b)             If the Buyer defaults with any of its obligations under this Agreement;

c)              Upon the occurrence of an event by virtue of which the payment obligations set forth in this Agreement may be accelerated in terms of the applicable regulation;

d)             If the Seller defaults with any of its obligations under this Agreement, including, without limitation, the existence of any lien or encumbrance of the Property and Equipment.

In case that the Agreement is terminated due to any of the aforementioned causes, Seller shall be obligated to reimburse in full the Price and VAT received from Buyer, except if such termination results from Buyers’ default of any of its obligations and in which Seller decides to demand the fulfillment of Buyer’s obligations in accordance with article 1784 of the Civil Code of Jalisco and its correlative article in the Mexican state’s regulation. In such case, such reimbursement shall be performed in the following 30 days after the termination of this Agreement. If applicable, if Seller does not perform such reimbursement in such period, Seller will be obligated to pay monthly interests on a 3% rate over such amounts, for each month of delay in such reimbursements.

EIGHTH.  Taxes and expenses.

The parties hereby agree that any and all expenses and fees arising from the formalization of this Agreement before notary public, its registry before the Public Registry of Property (Registro Público de la Propiedad) and all taxes arising from the acquisition of the Property and Equipment under this Agreement, will be beard exclusively by the Buyer. More over, the Seller will be responsible for the payment of the income taxes arising from the sale of the Property and the payment of the VAT to the corresponding tax authorities once such VAT is paid in full pursuant to the provisions of this Agreement by Buyer.

NINTH. Current status of the Property and Equipment.

The Buyer hereby agrees and confirms that he has performed all necessary diligence and examinations over the Property and the Equipment. Consequently, it agrees to purchase the Property in its current conditions, “as is” and “where is”. For these purposes, the parties hereby agree that Seller will deliver a document to Buyer evidencing the existence of the Equipment and its location in the Property before the formalization of this Agreement. Accordingly, Buyer hereby waives any present or future right that it may be entitled with, to file any claim, complaint or action of any nature against Seller in respect to any hidden defects attributable to the Property and Equipment. Therefore, Buyer hereby releases, discharges and disclaims Seller in respect to any present or future right that it may be entitled with thereof.

TENTH. Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed sufficiently given if performed to the addresses set forth below or such other address as the addressee may have specified in a notice duly given to sender:

If to the Seller
Avenida Patria No. 179
Municipality of “El Manantial”
Guadalajara, Jalisco
México. C.P. 44970.

If to the Buyer
Calzada Independencia Sur no. 574
Municipality: Centro
Guadalajara, Jalisco.
México.

ELEVENTH. Applicable law and jurisdiction.

This Agreement will be governed by and construed in accordance with the Mexican applicable laws. For the interpretation and compliance with the terms of this agreement, the Parties expressly agree to submit themselves to the jurisdiction of the competent courts of the city of Guadalajara, State of Jalisco, waiving to any other preferential jurisdiction by means of their present or future domiciles or otherwise.

TWELVETH. Amendments.

Neither party hereto shall be bound by any termination, amendment, supplement, waiver or modification of any term hereof unless such party shall have consented thereto in writing. This Agreement may not be amended, modified or supplemented without the consent of both of the parties hereto.

THIRTEENTH. Headings.

The headings used in this Agreement are for ease of reference only and shall not be used to interpret or to construe any of the provisions of this Agreement.

FOURTEENTH. Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

FIFTEENTH. Entire Agreement.

This Agreement (including the Exhibits attached hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings.

This Agreement is executed in Spanish language. Any translation into English of this Agreement shall be used by the parties for information purposes only.

IN WITNESS WHEREOF, each of the parties hereto, intending to be legally bound, have caused this Agreement (including its exhibits) to be duly executed on its behalf on February 22, 2007.

Seller Cherokee Electrónica, SA. de C.V.	Buyer Inmobiliaria Hondarribia, S.A. de C.V.

/s/ Jeffrey Frank
By: Jeffrey Frank
Position: legal representative

/s/ Adolfo Arteche
By: Adolfo Arteche
Position: legal representative
/s/ Juan Manuel Gómez Arreola
By: Juan Manuel Gómez Arreola
Position: legal representative